Exhibit 99.2

TO BUSINESS EDITOR:

/C O R R E C T I O N — BIO-key International Inc./

                In the news release, BIO-key International Announces Third Quarter 2005 Financial Results, issued earlier today by BIO-key International Inc. over PR Newswire, we are advised by the company that the second paragraph should read, “Revenue for the third quarter of 2005 was $3.2 million, compared to $309,000 for the second quarter of 2004 and $3.7 million for the second quarter of 2005.  BIO-key reported an operating loss of $2.1 million for the third quarter of 2005, a 12.5% improvement over the $2.4 million loss for the second quarter of 2005.” Rather than ““Revenue for the third quarter of 2005 was $3.2 million, compared to $309,000 for the second quarter of 2004 and $3.7 million for the second quarter of 2005.  BIO-key reported an operating loss of $1.7 million for the third quarter of 2005, a 27% improvement over the $2.4 million loss for the second quarter of 2005” as originally issued inadvertently.

                Also, the fourth paragraph, first sentence should read, “we closed one of our largest biometric contracts, valued at $131,000, with an anticipated value of $400,000.  The balance of the contract is expected to be signed in November,” rather than “we closed one of our largest biometric contracts, valued at $400,000” as originally issued inadvertently.

SOURCE  BIO-key International Inc.

    -0-               11/15/2005 C NYTU129

    /PRNewswire — Nov. 15/

    /First Call Analyst: /

    /FCMN Contact: /

    (BKYI)